Exhibit 99.1

Egalet Appoints Deanne F. Melloy as Chief Commercial Officer

Wayne, Penn. — January 9, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced the appointment of Deanne F. Melloy as chief commercial officer (CCO). Ms. Melloy will be responsible for leading Egalet’s commercial activities and will report to Bob Radie, Egalet’s chief executive officer.

“Deanne’s extensive commercial experience, particularly her experience in the pain space, will be extremely valuable as we gear up to launch our recent innovative pain product additions, OXAYDO™ and SPRIX®, and build out our commercial organization in preparation for our pipeline products, Egalet-001 and Egalet-002,” said Bob Radie.

Ms. Melloy most recently served as executive vice president and chief operating officer, at Shionogi, Inc. responsible for leading the company’s business operations and commercial activities in the United States. Before joining Shionogi, Inc. she served as vice president for the general therapeutics and lifecycle management division and the vice president of CNS marketing at Sanofi (formerly Sanofi-Aventis) where she oversaw new product launches, P&L and centralized lifecycle management for all U.S. brands. Prior to her role at Sanofi, Ms. Melloy served for five years at Endo Pharmaceuticals in multiple marketing positions where she ultimately became vice president of marketing. During her tenure at Endo, she led the strategy and launch of multiple brands, including the launch of Opana and the sales growth of Lidoderm, and managed commercial responsibility for the company’s $1.3 billion pain product portfolio. Prior to Endo she spent 12 years in pharmaceutical sales and marketing positions at Johnson & Johnson, EMPI, Inc. and Medtronic, Inc.

“Given the need for new treatment options for patients with moderate to severe pain, I am eager to work with the team to commercialize SPRIX and OXAYDO—two innovative treatment options,” said Ms. Melloy. “And the work that we do to build relationships with pain healthcare specialists will help lay the groundwork for Egalet-001 and Egalet-002, two differentiated product candidates developed using Egalet’s Guardian™ Technology.”

In 2013, Ms. Melloy was honored as one of “New Jersey’s Top 50 Women in Business.” She was also recognized in 2010 at the Women’s Global Forum as one of the top 30 women from Sanofi Worldwide. In 2007 she was named an HBA Rising Star. Ms. Melloy holds a B.S. from Iowa State University and an MBA from University of St. Thomas.

About Egalet

Egalet, a fully integrated commercial specialty pharmaceutical company, is focused on developing, manufacturing and marketing innovative pain treatments. The Company has two approved products: OXAYDO (oxycodone HCI, USP) tablets for oral use only -CII, the first and only approved immediate-release oxycodone product formulated to deter abuse via snorting, for the management of acute and chronic moderate to severe pain where an opioid is appropriate, and SPRIX® (ketorolac tromethamine) Nasal Spray, a non-steroidal anti-inflammatory drug (NSAID), indicated in for adult patients for the short-term (up to five days) management of moderate to moderately severe pain that requires analgesia at the opioid level. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles.  For more information please visit www.egalet.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

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